EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement") is entered into this 31st day of August, 2005, by and between JON A. ARNESEN (“Employee”) and NEVADA GOLD & CASINOS, INC., a Nevada corporation with headquarters in Houston, Texas (“Employer”).

WHEREAS, Employer is in the business of developing, owning, and operating various gaming facilities and lodging and entertainment facilities in different parts of the United States; and

WHEREAS, Employer desires to enter into an employment relationship with Employee and Employee desires to enter into an employment relationship with Employer;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1. EMPLOYMENT. Employer hereby agrees to hire and employ Employee, and Employee hereby agrees to accept such employment, to work for and on behalf of Employer (or any of its affiliates, subsidiaries, co-venturers or other business entities as Employer shall from time to time determine), pursuant to the terms and conditions of this Agreement. The date Employee shall report for full-time duty with Employer (the "Employment Date") shall be on or before November 30, 2005.

2. TERM. This Agreement is effective immediately and shall continue until August 31, 2010, unless terminated earlier as provided herein (the "Initial Term"). Unless Employer gives written notice to Employee (on or before August 31, 2009) of its decision not to renew this Agreement for an additional five (5) year term, then this Agreement shall automatically renew for an additional five (5) year term (the "Second Term") under the same terms and conditions as set forth herein except that the salary at the beginning of the Second Term shall be the same as the ending salary at the conclusion of the Initial Term.

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3. DUTIES AND TITLE. Employee’s title shall be that of President and Chief Operating Officer. Employee shall perform such duties as directed by the Chief Executive Officer of Employer. Such duties shall include, but not be limited to, overall responsibility for and authority over: casino, lodging, entertainment and other operations; finance and accounting; marketing and sales; human resources; supporting property acquisition and management; and implementation of Employer’s long range and strategic goals. Employee shall perform his duties to the best of his abilities and shall devote substantially all of his working time to such duties.

4. COMPENSATION. Employer hereby agrees to provide Employee with the following compensation package (the “Compensation Package”), which shall be reviewed annually by Employer’s Compensation Committee:

(a) Salary. Commencing on the Employment Date, Employer shall pay Employee an annual salary in the amount of Three Hundred Twenty-five Thousand Dollars ($325,000.00), payable in the same manner as Employer pays its other executive employees, less required state and federal withholdings.

(b) Auto Allowance. Commencing on the Employment Date, Employer shall provide Employee with a monthly auto allowance of Seven Hundred Fifty Dollars ($750.00).

(c) Vacation and Fringe Benefits. Commencing on the Employment Date, Employee shall be entitled to one (1) month paid vacation each year. In addition, and subject to the terms of any plans or policies governing such matters, Employee shall be entitled to receive (i) contributions to Employer’s 401(k) and other retirement plans at a rate at least as great as Employer contributes for its other senior executive employees; (ii) major medical and health insurance; (iii) customary reimbursement for travel and entertainment; and (iv) actual reimbursement for Employee’s moving and relocation expenses, to include temporary housing in Employer's corporate apartment in Houston and furniture storage.

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(d) Performance Bonuses. Each year Employee and Employer shall develop and create a Target Plan for Employer’s upcoming fiscal year. The Target Plan shall include both financial and strategic components. Once the proposed Target Plan has been approved and accepted by Employer’s Board of Directors, Employee shall oversee its implementation, subject to Employer’s general oversight by its Board of Directors. Following the end of each fiscal year, the Board of Directors shall determine whether and to what extent the Target Plan has been achieved. Employee shall be entitled to receive an annual Performance Bonus in an amount equal to:

•	40% of Employee’s then current annual salary if 95% of Target Plan achieved;
•	50% of Employee’s then current annual salary if 100% of Target Plan achieved;
•	75% of Employee’s then current annual salary if 115% of Target Plan achieved;
•	100% of Employee’s then current annual salary if 125% of Target Plan achieved.

(e) Stock Options. Simultaneously with the execution of this Agreement, Employee shall be awarded, and immediately vested in, an option to purchase twenty thousand (20,000) shares of stock in Employer with an exercise price equal to the fair market value of the stock determined as of the date of this Agreement, adjusted for future stock splits, stock dividends, etc. in accordance with the terms of any applicable plan. In addition, Employee is also hereby granted an option to purchase an additional eighty thousand (80,000) shares of stock in Employer also with an exercise price equal to the fair market value of the stock determined as of the date of this Agreement, adjusted if appropriate. The option on these eighty thousand (80,000) shares shall vest in Employee at the rate of twenty thousand shares (20,000) on each annual anniversary of this Agreement through the Initial Term, provided Employee is still employed by Employer on such date. On the first day of the Second Term, if any, Employee shall be granted an option to purchase an additional one hundred thousand (100,000) shares of stock (adjusted for stock splits, stock dividends, etc. occurring after the date of this Agreement) with an exercise price equal to the fair market value of the stock determined as of the date of the grant. The option on these shares granted at the beginning of the Second Term shall vest in Employee at the rate of twenty percent (20%) on the date of grant and twenty percent (20%) on each annual anniversary of the Second Term, provided Employee is still employed by Employer on such date. All options granted pursuant to this Agreement are subject to the terms and conditions of Employer's stock option plan and stock option agreement.

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5. TERMINATION AND COMPENSATION UPON TERMINATION.

(a) Employer may terminate Employee's employment at any time without Cause (as defined in Section 5(c) below) by giving prior, written notice to Employee. In such case, Employer shall pay to Employee in a lump sum an amount equal to the unpaid balance of Employee's salary, Performance Bonus, accrued vacation and fringe benefits remaining during the Initial Term of the Agreement if the termination takes place during the Initial Term or during the Second Term if the termination takes place during the Second Term. For purposes of calculating the Performance Bonus, if any due to Employee in the event of such a termination, Employer shall apply the Target Plan achievement as of the end of the fiscal year preceding the fiscal year during which the termination becomes effective. All stock options granted but not vested at such time shall immediately become fully vested in Employee. Otherwise, the stock options will be treated as prescribed under Employer's Stock Option Plan and the Stock Option Agreement.

(b) Employee may terminate Employee's employment in the event of a "Change of Control" defined as its sale, acquisition, merger or buyout to an unaffiliated person that has significant effect or a reduction in the responsibilities, position or compensation of Employee or that requires Employee to move the location of his principal residence a distance of more than 35 miles prior to or during the initial 12 months of the Change of Control. In the event of such a termination, Employer shall pay to Employee in a lump sum an amount equal to the unpaid balance of Employee's salary, Performance Bonus, accrued vacation, and fringe benefits remaining during the Initial Term of the Agreement if the Change of Control takes place during the Initial Term or during the Second Term if the Change of Control takes place during the Second Term. For purposes of calculating the Performance Bonus, if any due to Employee in the event of such a termination, Employer shall apply the Target Plan achievement as of the end of the fiscal year preceding the fiscal year during which the termination becomes effective. All stock options granted but not vested at such time shall immediately become fully vested in Employee. Otherwise, the stock options will be treated as prescribed under Employer's Stock Option Plan and the Stock Option Agreement. Employee must give notice of any termination under this subsection within thirty (30) days of the occurrence of the event he believes gives rise to a Change of Control.

(c) Employer may terminate Employee's employment for "Cause" at any time. Such a termination shall be effective as specified by Employer. In the event of a termination by Employer for "Cause," Employee shall be entitled only to his salary, accrued vacation, and fringe benefits through the effective date of termination. Any unvested stock options shall be forfeited. All stock options granted which have vested will be treated as prescribed under Employer’s Stock Option Plan and the Stock Option Agreement. "Cause" means: (a) the Employee's conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to, a felony, other serious criminal offense or offense involving moral turpitude, or any violation of federal or state securities laws, (b) Employee's material violation of Employer's written policies; (c) Employee's material breach of this Agreement, (d) the final revocation, suspension, or impairment (after all applicable appeals) of Employee's gaming license in any jurisdiction in which Employer is required to have a gaming license, or a finding (after all applicable appeals) by any authority in any such jurisdiction that Employee is unsuitable to hold a gaming license; or (e) Employee's gross misconduct in the performance of Employee's duties hereunder. Any termination of the Employee's employment by Employer pursuant to this Section 5(c) shall be communicated by a notice of termination which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision invoked. To exercise its right to terminate the Employee pursuant to provisions (b), (c) or (e) of the definition of Cause, Employer must first provide the Employee with 30 days' time to correct the circumstances or events that Employer contends give rise to the existence of Cause under those provisions. The 30-day time period shall not begin to run until the Board of Directors of Employer has given the Employee the opportunity to meet with the Board (at which meeting at least a quorum of the Board is present either personally or telephonically) to hear a specific explanation from the Board of the circumstances or events the Board believes may fall within provisions (b), (c) or (e) of the definition of Cause.

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(d) Employer may terminate Employee's employment if Employee becomes unable to perform the essential functions of his position despite any reasonable accommodation required by law. In the event of a termination under this subsection, Employee shall be entitled only to his salary, accrued vacation, and fringe benefits for a period of one (1) year following the effective date of termination. In the case of granted but unvested stock options, those unvested stock options which would become vested within such one (1) year period shall become vested and the remaining granted but unvested stock options shall be forfeited. Otherwise, the stock options will be treated as prescribed under Employer's Stock Option Plan and the Stock Option Agreement.

6. CONFIDENTIALITY, PROPERTY, COMPETITION, SOLICITATION.

(a) Ownership. Employee agrees that all inventions, copyrightable material, business and/or technical information, marketing plans, customer lists and trade secrets which arise out of the performance of this Agreement are the property of Employer.

(b) Confidentiality. Except as is consistent with Employee's duties and responsibilities within the scope of his employment with Employer, Employee agrees to keep confidential indefinitely, and not to use or disclose to any unauthorized person, information which is not generally known and which is proprietary to Employer, including all information that Employer treats as confidential, ("Confidential Information"). Upon termination of Employee's employment, Employee will promptly turn over to Employer all software, records, manuals, books, forms, documents, notes, letters, memoranda, reports, data, tables, compositions, articles, devices, apparatus, marketing plans, customer lists and other items that disclose, describe or embody Confidential Information including all copies of the Confidential Information in his possession, regardless of who prepared them. In exchange for Employee's agreement set out in this subsection, Employer hereby promises to provide Employee with Confidential Information.

(c) Non-competition. If Employee’s employment hereunder is terminated as a result of the application of paragraph 5(c), then for a period of one (1) year after the effective date of termination (or if Employee's employment is terminated as a result of the application of paragraph 5(a) or 5(b), then for a period of the shorter of (i) one (1) year after the effective date of termination or (ii) the remainder of the 5-year term of the Agreement) Employee agrees not to compete, directly or indirectly (including as an officer, director, partner, employee, consultant, independent contractor, or more than 5% equity holder of any equity) with Employer in any way concerning the ownership, development or management of any gaming operation or facility within a 75-mile radius of any gaming operation or facility with respect to which Employer (or any of its affiliates) owns or renders consulting or management services at the time of termination.

(d) Non-solicitation. Employee agrees not to solicit or recruit, directly or indirectly, any management employee of Employer for employment during the one (1) year period after termination of his employment relationship with Employer.

7. NOTICES. All notices and communications shall be sent by certified mail, return receipt requested, or by hand delivery, to the following parties

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If to Employee:	Jon A. Arnesen
________________________
________________________

With a copy to:	R. Lawrence Heinkel, Esq.
111 - 2nd Avenue N.E., Suite 510
St. Petersburg, FL 33701

If to Employer:	Nevada Gold & Casinos, Inc.
C/o H. Thomas Winn
Chief Executive Officer
3040 Post Oak Boulevard
Suite 675
Houston, Texas 77056
With a copy to:
Nevada Gold & Casinos, Inc.
C/o Cathy Porter
General Counsel
3040 Post Oak Boulevard
Suite 675
Houston, Texas 77056

8. COMPLIANCE WITH CODE SECTION 409A. Any provision of this Agreement to the contrary notwithstanding, all compensation payable pursuant to this Agreement that is determined by Employer in its sole but reasonable judgment to be subject to Section 409A of the Code shall be paid in a manner that Employer in its sole but reasonable judgment determines meets the requirements of Section 409A of the Code and any related rules, regulations or other guidance, even if meeting such requirements would result in a delay in the time of payment of such compensation. Any payments pursuant to Section 4 and Section 5(a) and (b) of this Agreement shall be made no later than two and one-half months after the year in which the right to receive such amounts vest.

9. GOVERNING LAW AND VENUE. This Agreement herein shall be construed, regulated and administered under the laws of the State of Texas and of the United States of America. Any lawsuit or other civil action brought arising from or related to Employee's employment with Employer or this Agreement shall be brought and maintained in a state or federal court in Harris County, Texas, except that this provision does not preclude Employer from removing to federal court any action filed by Employee and, to the extent permissible, Employee hereby consents to such removal.

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10. BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the respective parties hereto, their heirs, successors and assigns. Subject to the provisions of Section 5(b), Employer may assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business. This Agreement may not be assigned by Employee.

11. REPRESENTATION. Employee represents, and understands that Employer is relying on his representation, that Employee's entering into or performance of this Agreement is not in breach or violation of any other Agreement or obligation of Employee.

12. MODIFICATION. This Agreement may not be amended in any manner without the express, written consent of the parties hereto.

13. ENTIRE AGREEMENT. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters herein or therein.

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IN WITNESS WHEREOF, the parties hereto have signed, sealed and delivered this Agreement on this 31st day of August, 2005.

Signed, sealed and delivered in the presence of:	EMPLOYEE

_________________________	_________________________ Jon A. Arnesen
_________________________
EMPLOYER

_________________________	NEVADA GOLD & CASINOS, INC

_________________________	By:_________________________ H. Thomas Winn, CEO

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